Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Acadia Realty Trust
White Plains, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 2, 2011 with respect to the statements of revenues and certain expenses of The Heritage Shops at Millennium Park, The Chicago Portfolio, and the Chicago Property for the year ended December 31, 2010 included in the current report on Form 8-K, dated November 3, 2011 of Acadia Realty Trust; our reports dated January 5, 2012 with respect to the statements of revenues and certain expenses of Parkway Crossing, for the year ended December 31, 2010 included in the current report on Form 8-K, dated January 27, 2012 of Acadia Realty Trust; our reports dated February 9, 2012 with respect to the statement of revenues and certain expenses of 640 Broadway, for the year ended December 31, 2011 included in the current report on Form 8-K, dated January February 9, 2012 of Acadia Realty Trust; and our reports dated February 28, 2012, relating to the consolidated financial statements, the effectiveness of Acadia Realty Trust’s internal control over financing reporting and schedule of Acadia Realty Trust appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

We also consent to the reference to us under the caption “Independent Registered Public Accounting Firm” in the Prospectus.

BDO USA, LLP
New York, New York

April 5, 2012